TANNER'S RESTAURANT GROUP, INC.



       Tanner's Contact                      Magnum Financial Group, LLC Contact
      Tim Robinson, CFO                            Michael S. Manahan, Principal
        770-248-2298                                              (213) 488-0443
                                                         www.magnumfinancial.com


       Culp Resigns as Chairman and CEO of Tanner's Restaurant Group, Inc.

Norcross, GA - December 23, 1999 - Tanner's Restaurant Group, Inc. ("Tanner's") (OTCBB:ROTI) announced today the resignation of Clyde E. Culp as Chief Executive Officer, Chairman of the Board and a Director of Tanner's, citing health reasons for his resignation. Tanner's will be managed on an interim basis by Robert J. Hoffman, its current Senior Vice President of Operations.

Tanner's is a developer, operator and franchiser of branded restaurant concepts. The Company's flagship operation is the eight-location chain of Rick Tanner's Original Grill restaurants located in the metropolitan Atlanta area. Rick Tanner's offers a casual dining experience, generous portions, and high quality foods at reasonable prices. The menu offers over 40 entrees, 15 appetizers, and 15 vegetables and side dishes, with an emphasis on food that is fresh and cooked to order. Meals are available on both an eat-in and take-out basis, and the restaurant is positioned between home meal replacement concepts and traditional sit-down restaurants that are not designed to cater to the take-out business.

This press release contains forward-looking statements within the meaning of
Section 27-A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, the company's actual results could differ materially from those set forth in the forward-looking statements.